Deal Highlights


Pat Steir
(b. 1940)
View All (2)

Sec.gov

Initial Offering	$218,000
Painting	Red (2018)
Dimensions	60 x 60
Progress	41%

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Artist Overview

New Artist on Masterworks

Pat Steir was an American painter known for her abstract "Waterfall paintings." She rose to fame in the 1970s and by 1982 won the Guggenheim Fellowship. This is our second painting by the artist and the first after her death this year.



Major Gallery Representation

Steir signed to Levy Gorvy gallery in 2017. The following year, her work sold for $2.2 million at auction, marking her first seven-figure auction sale.


Elective Affinity Waterfall

NYTimes Remembers Pat Steir

When Pat Steir died in March of this year, the NYT wrote of her life calling her, "a trailblazing artist with shimmering paintings" and a " key artist of her generation."



Pat Steir, Painter of Luminous 'Waterfalls,' Dies at 87
nytimes.com

Big Name Collectors

Pat Steir is collected by some of the biggest collectors in the art world.

Collectors

- Metropolitan Museum of Ar...
- Museum of Modern Art
- Whitney Museum of America...
- Guggenheim Museum

Offering Details

Similar Sales Appreciation

19.8%

Each painting is unique, but similar works have seen an appreciation rate of 19.8% from 2005 to 2025.


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Prestigious Exhibition History

This work was exhibited alongside nine other Split paintings at Vito Schnabel Gallery in St. Moritz (February–April 2019).



Rare Posthumous Opportunity

Our data shows only 4 paintings from this period of Steir's career have appeared at auction, making this a scarce segment in Steir's posthumous public market.

